As filed with the Securities and Exchange Commission on December 27, 2010
Registration No. 333-158418

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
Form S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
HEALTHCARE TRUST OF AMERICA, INC.
(Exact name of registrant as specified in its governing instruments)
16435 N. Scottsdale Road, Suite 320
Scottsdale, AZ 85254
(480) 998-3478
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Scott D. Peters
Chief Executive Officer, President and Chairman
16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
(480) 998-3478
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Lesley H. Solomon
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000
     Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.
     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☑ 333-158418
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

PART II.INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits
SIGNATURE PAGE
EXHIBIT INDEX
Exhibit 10.7
Exhibit 10.8
Exhibit 10.9
Exhibit 10.10
Exhibit 10.11
Exhibit 10.12
Exhibit 10.13
Exhibit 10.14
Exhibit 10.15

     Explanatory Note: This Post-Effective Amendment No. 1 is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to add certain exhibits not previously filed with respect to such Registration Statement.
PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits.
               (b) Exhibits. The following exhibits are filed as part of this Registration Statement on Form S-11:

3.1	Fourth Articles of Amendment and Restatement (included as Exhibit 3.1 to our Current Report on Form 8-K filed December 22, 2010 and incorporated herein by reference).

4.1	Amended and Restated Share Repurchase Plan (included as Exhibit 4.1 to our Current Report on Form 8-K filed November 24, 2010 and incorporated herein by reference).

10.1	Amendment to the Healthcare Trust of America, Inc. 2006 Independent Directors Compensation Plan, effective as of May 20, 2010 (included as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed August 16, 2010 and incorporated herein by reference).

10.2	Amendment to Employment Agreement with Scott D. Peters, effective as of May 20, 2010 (included as Exhibit 10.2 to our Quarterly Report on Form 10-Q filed August 16, 2010 and incorporated herein by reference).

10.3	Credit Agreement by and among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Deutsche Bank Securities Inc., U.S. Bank National Association and Fifth Third Bank and the Lenders Party Hereto, dated November 22, 2010 (included as Exhibit 10.1 to our Current Report on Form 8-K filed November 23, 2010 and incorporated herein by reference).

10.4	Guaranty for the benefit of JPMorgan Chase Bank, N.A. dated November 22, 2010 by Healthcare Trust of America, Inc. and certain Subsidiaries of Healthcare Trust of America, Inc. named therein (included as Exhibit 10.2 to our Current Report on Form 8-K filed November 23, 2010 and incorporated herein by reference).

10.5	Form of Amended and Restated Indemnification Agreement executed by Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis and Gary T. Wescombe (included as Exhibit 10.1 to our Current Report on Form 8-K filed December 22, 2010 and incorporated herein by reference).

10.6	Form of Indemnification Agreement executed by Kellie S. Pruitt and Mark D. Engstrom (included as Exhibit 10.2 to our Current Report on Form 8-K filed December 22, 2010 and incorporated herein by reference).

10.7	Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA NAH GROUP, LLC and HTA — NORTHERN BERKSHIRE, LLC.

10.8	Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA 90 ASSOCIATES, LLC and HTA — REGION HEALTH, LLC.

10.9	Purchase and Sale Agreement dated October 26, 2010 by and between WASHINGTON AVE. CAMPUS, LLC and HTA — 1223 WASHINGTON, LLC.

10.10	Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA TEMPLE TERRACE, LLC and HTA — 13020 TELECOM, LLC.

10.11	Purchase and Sale Agreement dated October 26, 2010 by and between PATROON CREEK BLVD, LLC and HTA — PATROON CREEK, LLC.

10.12	Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA PHC GROUP, LLC and HTA — PUTNAM CENTER, LLC.

10.13	Purchase and Sale Agreement dated October 26, 2010 by and between PINSTRIPES, LLC and HTA — 1092 MADISON, LLC.

10.14	Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA WASHINGTON VENTURES, LLC and HTA — WASHINGTON MEDICAL ARTS I, LLC.

10.15	Purchase and Sale Agreement dated October 26, 2010 by and between 1375 ASSOCIATES, LLC, ERLY REALTY DEVELOPMENT, INC, and HTA — WASHINGTON MEDICAL ARTS II, LLC.

SIGNATURE PAGE
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on the 27 day of December, 2010.

HEALTHCARE TRUST OF AMERICA, INC.
By:	/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott D. Peters Scott D. Peters	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	December 27, 2010

/s/ Kellie S. Pruitt Kellie S. Pruitt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 27, 2010

* W. Bradley Blair, II	Director	December 27, 2010

* Maurice J. DeWald	Director	December 27, 2010

* Warren D. Fix	Director	December 27, 2010

* Larry L. Mathis	Director	December 27, 2010

* Gary T. Wescombe	Director	December 27, 2010

/s/ Scott D. Peters * Scott D. Peters, as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
3.1	Fourth Articles of Amendment and Restatement (included as Exhibit 3.1 to our Current Report on Form 8-K filed December 22, 2010 and incorporated herein by reference).

4.1	Amended and Restated Share Repurchase Plan (included as Exhibit 4.1 to our Current Report on Form 8-K filed November 24, 2010 and incorporated herein by reference).

10.1	Amendment to the Healthcare Trust of America, Inc. 2006 Independent Directors Compensation Plan, effective as of May 20, 2010 (included as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed August 16, 2010 and incorporated herein by reference).

10.2	Amendment to Employment Agreement with Scott D. Peters, effective as of May 20, 2010 (included as Exhibit 10.2 to our Quarterly Report on Form 10-Q filed August 16, 2010 and incorporated herein by reference).

10.3	Credit Agreement by and among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Deutsche Bank Securities Inc., U.S. Bank National Association and Fifth Third Bank and the Lenders Party Hereto, dated November 22, 2010 (included as Exhibit 10.1 to our Current Report on Form 8-K filed November 23, 2010 and incorporated herein by reference).

10.4	Guaranty for the benefit of JPMorgan Chase Bank, N.A. dated November 22, 2010 by Healthcare Trust of America, Inc. and certain Subsidiaries of Healthcare Trust of America, Inc. named therein (included as Exhibit 10.2 to our Current Report on Form 8-K filed November 23, 2010 and incorporated herein by reference).

10.5	Form of Amended and Restated Indemnification Agreement executed by Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis and Gary T. Wescombe (included as Exhibit 10.1 to our Current Report on Form 8-K filed December 22, 2010 and incorporated herein by reference).

10.6	Form of Indemnification Agreement executed by Kellie S. Pruitt and Mark D. Engstrom (included as Exhibit 10.2 to our Current Report on Form 8-K filed December 22, 2010 and incorporated herein by reference).

10.7	Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA NAH GROUP, LLC and HTA — NORTHERN BERKSHIRE, LLC.

10.8	Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA 90 ASSOCIATES, LLC and HTA — REGION HEALTH, LLC.

10.9	Purchase and Sale Agreement dated October 26, 2010 by and between WASHINGTON AVE. CAMPUS, LLC and HTA — 1223 WASHINGTON, LLC.

10.10	Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA TEMPLE TERRACE, LLC and HTA — 13020 TELECOM, LLC.

10.11	Purchase and Sale Agreement dated October 26, 2010 by and between PATROON CREEK BLVD, LLC and HTA — PATROON CREEK, LLC.

10.12	Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA PHC GROUP, LLC and HTA — PUTNAM CENTER, LLC.

10.13	Purchase and Sale Agreement dated October 26, 2010 by and between PINSTRIPES, LLC and HTA — 1092 MADISON, LLC.

10.14	Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA WASHINGTON VENTURES, LLC and HTA — WASHINGTON MEDICAL ARTS I, LLC.

10.15	Purchase and Sale Agreement dated October 26, 2010 by and between 1375 ASSOCIATES, LLC, ERLY REALTY DEVELOPMENT, INC, and HTA — WASHINGTON MEDICAL ARTS II, LLC.